Exhibit 10.18

EXECUTIVE SEVERANCE BENEFITS AGREEMENT

This EXECUTIVE SEVERANCE BENEFITS AGREEMENT (the “Agreement”) is entered into this 13th day of April, 2006 (the “Effective Date”), between BRADFORD S. GOODWIN (“Executive”) and NOVACEA, INC. (the “Company”). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events. Certain capitalized terms used in this Agreement are defined in Article 6.

The Company and Executive hereby agree as follows:

ARTICLE 1.

SCOPE OF AND CONSIDERATION FOR THIS AGREEMENT

1.1 Position and Duties. Executive is currently employed by the Company as Chief Executive Officer. Executive reports directly to the Board.

1.2 Restrictions. During his employment by the Company, Executive agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from him as Chief Executive Officer of the Company. During the term of his employment, except as otherwise permitted under the Company’s corporate governance, employment or other applicable policies, Executive further agrees that (i) he will devote substantially all of his business time and attention to the business of the Company, (ii) the Company will be entitled to all of the benefits and profits arising from or incident to all work, services and advice performed for or on behalf of the Company, (iii) Executive will not render commercial or professional services of any nature to any person or organization that interferes with Executive’s ability to carry out his duties as Chief Executive Officer of the Company, whether or not for compensation, without the prior written consent of the Board, and (iv) Executive will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company without the prior written consent of the Board. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria or from service on boards of charitable organizations or otherwise participating in civic, charitable or fraternal organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

1.3 Patent, Copyright and Nondisclosure Agreement. Executive acknowledges that he has previously executed and delivered to an officer of the Company the Company’s Patent, Copyright and Nondisclosure Agreement (the “Nondisclosure Agreement”) and that the Nondisclosure Agreement remains in full force and effect.

1.4 Confidentiality of Terms. Executive agrees to follow the Company’s strict policy that employees must not disclose, either directly or indirectly, any information that has not been disclosed by the Company, including any of the terms of this Agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that Executive may discuss such terms with members of his immediate family and any legal, tax or accounting specialists who provide Executive with individual legal, tax or accounting advice, and Executive may discuss such terms with other employees of the Company on a need to know basis if required to carry out Executive’s duties as Chief Executive Officer of the Company or at the request of the Board.

1.5 Benefits Upon Change of Control and Employment Termination. The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event of a Change of Control or if Executive’s employment with the Company is terminated under the circumstances described herein.

1.6 Consideration. The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive’s past services to the Company, Executive’s continued employment with the Company, the duties and obligations of Executive to the Company under this Agreement, including under the Nondisclosure Agreement, and Executive’s execution of a release in accordance with Section 5.1 hereof.

1.7 Prior Agreement. This Agreement shall supersede any other agreement relating to severance benefits in the event of Executive’s severance from employment, including, without limitation, the employment offer letter agreement dated December 11, 2001 between the Company and Executive.

ARTICLE 2.

OPTION ACCELERATION

2.1 Change of Control Option Acceleration. In the event of a Change of Control, the vesting and/or exercisability of Executive’s Stock Awards shall be accelerated automatically immediately prior to the effective date of such Change of Control as to fifty percent (50%) of, in the case of Executive’s Pre-Agreement Stock Awards, the total number of shares subject to Executive’s Pre-Agreement Stock Awards, and in the case of Executive’s Post-Agreement Stock Awards, the unvested shares subject to the Post-Agreement Stock Awards. For the avoidance of doubt, the fifty percent (50%) of shares subject to acceleration of vesting described in this Section 2.1 shall, in the case of Executive’s Pre-Agreement Stock Awards, be calculated based upon the total number of shares subject to the Pre-Agreement Stock Award and shall not be limited to the portion of Executive’s outstanding Pre-Agreement Stock Awards that is unvested as of the date of the accelerated vesting, and in the case of Executive’s Post-Agreement Stock Awards shall be limited to the portion of Executive’s outstanding Post-Agreement Stock Awards that is unvested as of the date of the accelerated vesting.

2.2 Covered Termination Option Acceleration.

(a) Covered Termination Not In Connection with Change of Control. In the event of a Covered Termination of Executive’s employment prior to or more than twelve (12) months following the effective date of a Change of Control, the vesting and/or exercisablity of each of Executive’s outstanding Pre-Agreement Stock Awards shall be accelerated automatically on the date of termination as to the number of shares subject to the Pre-Agreement Stock Award that would vest over the twelve (12)-month period following the date of termination had Executive remained continuously employed by the Company during such period.

In the event of a Covered Termination of Executive’s employment that occurs other than during a Change of Control Benefits Period, the vesting and/or exercisablity of each of Executive’s outstanding Post-Agreement Stock Awards shall be accelerated automatically on the date of termination as to the number of shares subject to the Post-Agreement Stock Award that would vest over the twelve (12)-month period following the date of termination had Executive remained continuously employed by the Company during such period.

(b) Covered Termination In Connection with Change of Control. In the event of a Covered Termination of Executive’s employment within the twelve (12) months following the effective date of a Change of Control, the vesting and/or exercisablity of each of Executive’s outstanding Pre-Agreement Stock Awards shall be accelerated automatically on the date of termination as to 100% of the shares subject to the Pre-Agreement Stock Award. In the event of a Covered Termination of Executive’s employment during a Change of Control Benefits Period, the vesting and/or exercisablity of each of Executive’s outstanding Post-Agreement Stock Awards shall be accelerated automatically immediately prior to the effective date of the Change of Control as to 100% of the shares subject to the Post-Agreement Stock Award.

ARTICLE 3.

SEVERANCE BENEFITS

3.1 Severance Benefits. A Covered Termination of Executive’s employment that occurs other than during a Change of Control Benefits Period entitles Executive to receive the benefits set forth in this Section 3.1.

(a) Base Salary. The Company shall pay to Executive an amount equal to six (6) months’ Base Salary. Subject to Section 3.3 hereof, the severance amount contemplated by this Section 3.1(a) shall be paid over the six (6)-month period commencing on the date of termination in equal monthly installments and shall be subject to all required tax and other applicable withholding.

(b) Bonus. The Company shall pay to Executive an amount equal to the sum of (i) any earned (without regard to whether Executive was employed on the date of payment), but unpaid bonus for the fiscal year preceding the fiscal year during which the Covered Termination occurs, (ii) an amount equal to one hundred percent (100%) of Executive’s target annual bonus for the fiscal year during which the Covered Termination occurs, prorated to reflect the actual period of service completed by Executive during the fiscal year through the date of termination, and (iii) an amount equal to fifty percent (50%) of Executive’s target annual bonus for the fiscal year during which the Covered Termination occurs, with such bonus determined based on deemed achievement of all of the performance objectives for such fiscal year. Subject to Section 3.3 hereof, the amounts contemplated by Sections 3.1(b)(i) and (ii) shall be paid in cash in a lump sum within thirty (30) days following the date of termination and shall be subject to all required tax and other applicable withholding. Subject to Section 3.3 hereof, the severance benefits contemplated by this Section 3.1(b)(iii) shall be paid in cash over the six (6)-month period commencing on the date of termination in equal monthly installments and shall be subject to all required tax and other applicable withholding.

3.2 Change of Control Severance Benefits. A Covered Termination of Executive’s employment during a Change of Control Benefits Period entitles Executive to receive the benefits set forth in this Section 3.2.

(a) Base Salary. The Company shall pay to Executive an amount equal to six (6) months’ Base Salary. Subject to Section 3.3 hereof, the severance benefit contemplated by this Section 3.2(a) shall be paid in cash in a lump sum within thirty (30) days following the Covered Termination and shall be subject to all required tax and other applicable withholding.

(b) Bonus. The Company shall pay to Executive an amount equal to the sum of (i) any earned (without regard to whether Executive was employed on the date of payment), but unpaid bonus for the fiscal year preceding the fiscal year during which the Covered Termination occurs, (ii) an amount equal to one hundred percent (100%) of Executive’s target annual bonus for the fiscal year during which the Covered Termination occurs, prorated to reflect the actual period of service completed by Executive during the fiscal year through the date of termination, and (iii) an amount equal to fifty percent (50%) of Executive’s target annual bonus for the fiscal year during which the Covered Termination occurs, with such bonus determined based on deemed achievement of all of the performance objectives for such fiscal year. Subject to Section 3.3 hereof, the severance benefits contemplated by this Section 3.2(b) shall be paid in cash in a lump sum within thirty (30) days following the Covered Termination and shall be subject to all required tax and other applicable withholding.

(c) No Duplication of Benefits. The payments and benefits provided for in this Section 3.2 shall only be payable in the event of a Covered Termination of Executive’s employment during the Change of Control Benefits Period. In the event of a Covered Termination of Executive’s employment other than during a Change of Control Benefits Period, then Executive shall receive the payments and benefits described in Section 3.1 hereof and shall not be eligible to receive any of the payments and benefits described in this Section 3.2.

3.3 Timing of Payments. The payments contemplated in Sections 3.1 and 3.3 hereof shall be paid at such times as are provided therein; provided, however, that, in the event that Executive is considered a “Specified Employee” as defined in proposed or final Treasury Regulations promulgated under Section 409A (“Section 409A”) of the Code, and payments under Sections 3.1 or 3.2 hereof are considered “deferred compensation” under Section 409A, the payment shall be delayed for six months, in which event Executive shall receive on the first business day that is at least six months and one day after the date of termination a lump sum equal to all payments otherwise due during such six month period pursuant to Sections 3.1 and 3.2 hereof, along with interest at a floating rate equal to LIBOR from the date such payments were otherwise due to the date of payment.

3.4 Other Terminations. If Executive’s employment is terminated by the Company for Cause, by Executive other than pursuant to a Constructive Termination or as a result of Executive’s death or disability, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (a) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, and (b) all other amounts or benefits to which

Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by federal COBRA law or applicable law. In addition, subject to the provisions of the Company’s equity compensation plans and the terms of Executive’s Stock Awards, if Executive’s employment is terminated by the Company for Cause, by Executive other than pursuant to a Constructive Termination or as a result of Executive’s death or disability, all vesting of Executive’s unvested Stock Awards previously granted to him by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies that may be available to the Company under the circumstances, whether at law or in equity.

3.5 Mitigation. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination.

3.6 Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein or in the Company’s equity compensation plans and the terms of Executive’s Stock Awards, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Agreement.

ARTICLE 4.

RESTRICTIVE COVENANTS

4.1 Non-Solicitation. In further consideration of the duties and obligations of the Company to Executive hereunder, Executive acknowledges that during the course of his employment with the Company, Executive will become familiar with the Company’s trade secrets and with other confidential information concerning the Company and that Executive’s services shall be of special, unique and extraordinary value to the Company; and, therefore, Executive agrees that, during the one-year period commencing on the date of termination of Executive’s employment for any reason (the “Restricted Period”), Executive shall not, directly or indirectly, through another person or entity, (i) induce, solicit, encourage or attempt to induce, solicit or encourage any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof; or (ii) induce, solicit or encourage or attempt to induce, solicit or encourage any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation of the Company.

4.2 Modification of Covenants. If, at the time of enforcement of any of the covenants contained in Section 4.1 hereof, a court of competent jurisdiction shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

ARTICLE 5.

LIMITATIONS AND CONDITIONS ON BENEFITS

5.1 Release Prior to Payment of Benefits. Upon the occurrence of a Covered Termination of Executive’s employment, and prior to the payment of any benefits under this Agreement on account of such Covered Termination, Executive shall execute a release (the “Release”) in the form attached hereto and incorporated herein as Exhibit A or Exhibit B, as applicable. Such Release shall specifically relate to all of Executive’s rights and claims in existence at the time of such execution and shall confirm Executive’s obligations under the Nondisclosure Agreement. It is understood that, as specified in the applicable Release, Executive has a certain number of calendar days to consider whether to execute such Release, and Executive may revoke such Release within seven (7) calendar days after execution. In the event Executive does not execute such Release within the applicable period, or if Executive revokes such Release within the subsequent seven (7) day period, no benefits shall be payable under this Agreement.

5.2 Termination of Benefits. Benefits under this Agreement shall terminate immediately if Executive, at any time, violates any proprietary information or confidentiality obligation to the Company, including, without limitation, the Nondisclosure Agreement.

ARTICLE 6.

DEFINITIONS

For purposes of the Agreement, the following terms are defined as follows:

6.1 “Base Salary” means Executive’s annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the Covered Termination.

6.2 “Board” means the Board of Directors of the Company.

6.3 “Cause” means that, in the reasonable determination of the Board, Executive:

(a) has committed an act of fraud or embezzlement or has intentionally committed some other illegal act that has a material adverse impact on the Company or any successor or parent or subsidiary thereof;

(b) has been convicted of, or entered a plea of “guilty” or “no contest” to, a felony which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the Company or any subsidiary or affiliate of the Company;

(c) has made any unauthorized use or disclosure of confidential information or trade secrets of the Company or any successor or parent or subsidiary thereof that has a material adverse impact on any such entity;

(d) has committed any other intentional misconduct that has a material adverse impact on the Company or any successor or parent or subsidiary thereof, or

(e) has intentionally refused or intentionally failed to act in accordance with any lawful and proper direction or order of the Board or the appropriate individual to whom Executive reports, provided such direction is not materially inconsistent with Executive’s customary duties and responsibilities.

6.4 “Change of Control” means and includes each of the following:

(a) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(i) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(ii) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company;

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this Section: an acquisition of the Company’s securities by the Company that causes the Company’s voting securities beneficially owned by a person or group to represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change of Control; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 6.4(a) or Section 6.4(c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in a single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) the Company’s stockholders approve a liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction shall not constitute a Change of Control if: (i) it constitutes the Company’s initial public offering of its securities; or (ii) it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise). The Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

6.5 “Change of Control Benefits Period” means the period commencing on the 180th day immediately preceding the effective date of a Change of Control and ending the last day of the 12-month period following the Change of Control.

6.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time and the Treasury Regulations thereunder.

6.7 “Company” means Novacea, Inc., a Delaware corporation, or, following a Change of Control, the surviving entity resulting from such transaction.

6.8 “Constructive Termination” means that Executive voluntarily terminates employment after any of the following are undertaken without Executive’s express written consent:

(a) the removal of or a material reduction in the nature or scope of Executive’s responsibilities, or the assignment to Executive of duties that are materially inconsistent with Executive’s position other than a change in reporting relationship;

(b) a change in Executive’s direct reporting relationship so that Executive no longer reports directly to the Board;

(c) a reduction in Executive’s base salary;

(d) a reduction in Executive’s target bonus; or

(e) a relocation of Executive’s place of employment by more than thirty (30) miles from such Executive’s place of employment on the Effective Date.

The termination of Executive’s employment as a result of Executive’s death or disability will not be deemed to be a Constructive Termination.

6.9 “Covered Termination” means an Involuntary Termination Without Cause or a Constructive Termination.

6.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

6.11 “Involuntary Termination Without Cause” means Executive’s dismissal or discharge other than for Cause. The termination of Executive’s employment as a result of Executive’s death or disability will not be deemed to be an Involuntary Termination Without Cause.

6.12 “Pre-Agreement Stock Award” means a Stock Award that was granted to Executive prior to the Effective Date.

6.13 “Post-Agreement Stock Award” means a Stock Award that was granted on or after the Effective Date.

6.14 “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

ARTICLE 7.

GENERAL PROVISIONS

7.1 Employment Status. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (a) to retain Executive as an employee, (b) to change the status of Executive as an at-will employee, or (c) to change the Company’s policies regarding termination of employment.

7.2 Notices. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail to the Company at its primary office location and to Executive at Executive’s address as listed in the Company’s payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company’s payroll records.

7.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.4 Waiver. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5 Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in San Mateo County, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 7.5 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including, without limitation, injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein.

7.6 Complete Agreement. This Agreement, including Exhibit A and Exhibit B, constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, wholly superseding all written and oral agreements with respect to severance benefits to Executive in the event of employment termination. It is entered into without reliance on any promise or representation other than those expressly contained herein. Notwithstanding anything herein to the contrary, this Agreement shall not supersede any indemnification agreement between Executive and the Company.

7.7 Amendment or Termination of Agreement. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Board.

7.8 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.9 Headings. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.10 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from a Change of Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company, and their respective successors, assigns, heirs, executors and administrators, without regard to whether or not such person actively assumes any rights or duties hereunder; provided, however, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

7.11 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state’s conflict of laws rules.

7.12 Non-Publication. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or regulation or to their respective advisors (e.g., attorneys, accountants).

7.13 Construction of Agreement. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.

7.14 Code Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A, and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to Executive under Section 409A, the Company may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such Section.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties have executed this Agreement on the Effective Date written above.

NOVACEA, INC.		BRADFORD S. GOODWIN

By:	/s/ Bradford S. Goodwin	/s/ Bradford S. Goodwin
Name:	Bradford S. Goodwin
Title:	Chief Executive Officer

Exhibit A: Release (Individual Termination)

Exhibit B: Release (Group Termination)

Exhibit A

RELEASE

(INDIVIDUAL TERMINATION)

Certain capitalized terms used in this Release are defined in the Executive Severance Benefits Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Company’s Patent, Copyright and Nondisclosure Agreement.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1866 and 1867; Title VII of the Civil Rights Act of 1964, as amended; the federal Civil Rights and Women’s Equity Act of 1991; Sections 1981 through 1988 of Title 42 of the Unites States Code, as amended; the federal Occupational Safety and Health Act of 1970; the Consolidated Omnibus Budge Reconciliation Act of 1985; the federal Family and Medical Leave Act of 1992; the Federal Worker Adjustment and Retraining Notification Act of 1988; the federal Vocational Rehabilitation Act of 1973; the federal Equal Pay Act of 1963; the federal Fair Labor Standards Act; the National Labor Relations Act, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; the California

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Workers’ Compensation Act; the California Unruh and Ralph Civil Rights Act; the California Alcohol and Drug Rehabilitation Law; the California Equal Pay Law; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney of my choice prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me. I hereby understand that the revocation contemplated in this paragraph shall not be effective unless it is in writing and signed by me and received by the Company prior to the expiration of the revocation period. I further acknowledge that I have read this Release carefully and completely understand each of the terms of this Release.

BRADFORD S. GOODWIN

Date:

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EXHIBIT B

RELEASE

(GROUP TERMINATION)

Certain capitalized terms used in this Release are defined in the Executive Severance Benefits Agreement (the “Agreement”) which I have executed and of which this Release is a part.

I hereby confirm my obligations under the Company’s Patent, Copyright and Nondisclosure Agreement.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1866 and 1867; Title VII of the Civil Rights Act of 1964, as amended; the federal Civil Rights and Women’s Equity Act of 1991; Sections 1981 through 1988 of Title 42 of the Unites States Code, as amended; the federal Occupational Safety and Health Act of 1970; the Consolidated Omnibus Budge Reconciliation Act of 1985; the federal Family and Medical Leave Act of 1992; the Federal Worker Adjustment and Retraining Notification Act of 1988; the federal Vocational Rehabilitation Act of 1973; the federal Equal Pay Act of 1963; the federal Fair Labor Standards Act; the National Labor Relations Act, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; the California

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Workers’ Compensation Act; the California Unruh and Ralph Civil Rights Act; the California Alcohol and Drug Rehabilitation Law; the California Equal Pay Law; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I have the right to consult with an attorney of my choice prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me. I hereby understand that the revocation contemplated in this paragraph shall not be effective unless it is in writing and signed by me and received by the Company prior to the expiration of the revocation period. I further acknowledge that I have read this Release carefully and completely understand each of the terms of this Release; and, as required by ADEA, that I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated.

BRADFORD S. GOODWIN

Date:

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